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                       TECHNOLOGY CROSS-LICENSE AGREEMENT


         THIS TECHNOLOGY CROSS-LICENSE AGREEMENT (this "Agreement") is entered into this 25th day of October, 1996, by and among AUTOTOTE CBS, INC., a Nevada corporation with its principal office and place of business at 675 Grier Drive, Las Vegas, Nevada 89119, AUTOTOTE CORPORATION, a Delaware corporation with its principal office and place of business at 750 Lexington Avenue, New York, New York 10022, and AUTOTOTE SYSTEMS, INC., a Delaware corporation with its principal office and place of business at 100 Bellevue Road, Newark, Delaware 19714.

                              W I T N E S S E T H:

                  WHEREAS, Autotote and AWI are parties to a Stock Transfer Agreement dated October 25, 1996 (the "Stock Agreement"), pursuant to which AWI shall purchase from Autotote all of the issued and outstanding shares of capital stock of CBS;

                  WHEREAS, Autotote and ASI, a wholly-owned subsidiary of Autotote, collectively own the rights to software and related technology which shall be incorporated in other software and products owned and used by CBS in the operation of the Race and Sports Book Business and the MegaSports Business.

                  WHEREAS, CBS owns the rights to software and related technology currently used by Autotote to operate the Mexican Business;

                  WHEREAS, Autotote and AWI desire that, as a condition to the Closing of the Stock Agreement, the parties enter into a cross-license of the foregoing software and technology to permit CBS to continue the operation of the Race and Sports Book Business and to permit Autotote to continue operation of the Mexican Business;

                  NOW, THEREFORE, in consideration of the mutual covenants set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

                  The following words, terms and phrases shall, in this Agreement, have the following meanings, which shall apply equally to both the singular and plural forms of the terms defined:

         1.01 "Affiliate" shall have the same meaning set forth in the Stock Agreement.

         1.02 "ASI" means Autotote Systems, Inc., its successors and permitted assigns.

         1.03 "Autotote" means Autotote Corporation, its successors and permitted assigns.

         1.04 "Autotote Enhancements" means:

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                  (a) all corrections, modifications, improvements, additions, or substitutions to the Autotote Licensed Materials,

                  (b) Successor Software to the Autotote Licensed Software, and

                  (c) Autotote Permitted Derivative Works

prepared by or for Autotote or ASI after the date hereof, and used commercially.

         1.05 "Autotote Intellectual Property" means inventions, discoveries, improvements, ideas, trade secrets, confidential information, and all other intellectual property owned or claimed by Autotote and ASI as of the date hereof.

         1.06 "Autotote Licensed Materials" means:

                  (a) the Autotote Licensed Software in executable Object Code form;

                  (b) the Autotote Enhancements;

                  (c) the Source Code for the Autotote Licensed Software and Autotote Enhancements;

                  (d) the Know-How for the Autotote Licensed Software and Autotote Enhancements; and

                  (e) the Program Documentation for the Autotote Licensed Software and Autotote Enhancements.

         1.07 "Autotote Licensed Software" means:

                  (a) the Parimutuel Tote Software;

                  (b) the On Track Software

                  (c) the Player Tracking Software;

                  (d) the ETIP Software;

                  (e) the ECOM Software;

                  (f) the VGM Software;

                  (g) the Tiny Tim Software; and

                  (h) the Telephone Account Terminal Software.

         1.08 "Autotote Permitted Derivative Work" means a Derivative Work of the CBS Licensed Software (including the CBS Enhancements) or Program Documentation therefor, provided that a significant portion of such Derivative Work incorporates or integrates software developed by or for Autotote or ASI, including without limitation the Parimutuel Tote Software or other software.


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         1.09 "Autotote Software Directory" shall have the meaning set forth in the Stock Agreement.

         1.10 "AWI" means American Wagering, Inc., a Nevada corporation.

         1.11 "CBS" means Autotote CBS, Inc., and its successors and assigns.

         1.12 "CBS Enhancements" means:

                  (a) all corrections, modifications, improvements, additions, or substitutions to the CBS Licensed Materials,

                  (b) Successor Software to the CBS Licensed Software, and

                  (c) CBS Permitted Derivative Works

prepared by or for CBS after the date hereof, and used commercially.


         1.13 "CBS Intellectual Property" means inventions, discoveries, improvements, ideas, trade secrets, confidential information, and all other intellectual property owned or claimed by CBS as of the date hereof.

         1.14 "CBS Licensed Materials" means:

                  (a) the CBS Licensed Software in executable Object Code form;

                  (b) the CBS Enhancements;

                  (c) the Source Code for the CBS Licensed Software and CBS Enhancements;

                  (d) the Know-How for the CBS Licensed Software and CBS Enhancements; and

                  (e) the Program Documentation for the CBS Licensed Software and CBS Enhancements.

         1.15 "CBS Licensed Software" means the CBS Software and the Transferred Software, as defined in the Stock Agreement, but excluding from the foregoing
(a) the CBS Modules listed in the Autotote Software Directory under the MegaSports category of the Central System Software, and (b) such other software contained in the CBS Modules listed in the Autotote Software Directory as are directed exclusively to the implementation of MegaSports Functionality.

         1.16 "CBS Modules" shall have the meaning set forth in the Stock Agreement.


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         1.17 "CBS Permitted Derivative Work" means a Derivative Work of the
Autotote Licensed Software (including the Autotote Enhancements) or Program Documentation therefor, provided that, with respect to a Derivative Work of the Central System Software (as defined in the Stock Agreement) component of the Parimutuel Tote Software or of the On Track Software used in the Race and Sports Book business or MegaSports Business, a significant portion of such Derivative Work incorporates or integrates software developed by or for CBS, including without limitation the CBS Software or other software.

         1.18 "Closing" shall have the meaning set forth in the Stock Agreement.

         1.19 "Confidential Information" means any business and technical information of a party hereto that is treated as confidential by such party, and furnished to the other party, and which includes but is not limited to computer programs, Source Code, Object Code, algorithms, customer lists, price lists, and business plans, where such information, if in writing, is identified in writing to the other party as confidential prior to or concurrently with the transmission of such information, and, if conveyed orally, is identified orally as confidential prior to or concurrently with the transmission of such information and confirmed in writing within seven (7) days thereafter. All Source Code is hereby designated as Confidential Information.

         1.20 "Customer" means Aqua Caliente SA de C.V., its successors and assigns, and shall exclude all other persons.

         1.21 "Derivative Work" means (a) any product, service, new version, sequel, adaptation, design, plot, concept, audiovisual display, or translation, in any medium, format or form whatsoever, that is derived in any manner, directly or indirectly, from a copyrighted work or that utilizes or incorporates a copyrighted work or any part or aspect thereof; and (b) all materials and documentation related to each of the foregoing.

         1.22 "Distribute" or "distribute" means to distribute or transmit by any means now known or hereafter developed.

         1.23 "ECOM Software" means the most recent version of the software installed in the ECOM terminal servers manufactured by Autotote or ASI as of the date hereof.

         1.24 "ETIP Software" means the most recent version of the software installed in the Efficient Terminal Interface Processors manufactured by Autotote or ASI as of the date hereof.

         1.25 "International Agreement" means the International Cooperation Agreement of even date herewith between ASI and CBS.

         1.26 "Know-How" means, with respect to software, ideas, procedures, processes, systems, methods of operation, concepts and principles used in the design, preparation, implementation, programming and operation of such software.


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         1.27 "Knowledge" shall have the meaning set forth in Section 12.19(d)
of the Stock Agreement.

         1.28 "MegaSports Business" means operation of a system of wagering on sporting events where the odds and payouts are determined by the size of the betting pool, including use and distribution of the "Parimutuel Sports Betting Software".

         1.29 "MegaSports Functionality" means those features and functions of the CBS Software necessary for operation of a system of wagering on sporting events where the odds and payouts are determined by the size of the betting pool.

         1.30 "Mexican Business" means the business conducted by Autotote or ASI of operating, pursuant to agreement with Customer, wagering facilities in Tijuana and Juarez, Mexico, and such other locations solely in Mexico at which Customer elects to open such facilities.

         1.31 "Object Code" means software in a machine readable form that is not convenient to human understanding of the program logic, and that can be executed by a computer using the appropriate operating system without compilation or interpretation. Object Code specifically excludes Source Code.

         1.32 "On Track Software" means the software used by Autotote and ASI as of the date hereof to operate the Parimutuel Race Wagering business in the United States.

         1.33 "Parimutuel Race Wagering" shall have the meaning set forth in
Section 12.8(f) of the Stock Agreement.

         1.34 "Parimutuel Tote Software" shall have the meaning set forth in the Stock Agreement.

         1.35 "Player Tracking Software" means the most recent version of the software used in or in connection with the On Track Software to track the number of players in a parimutuel wagering pool.

         1.36 "Program Documentation" means specifications and other written descriptions of software, and which may include the following: flow charts, circuit diagrams, file structures, descriptions of variables, logic designs, processes, and algorithms, where said documentation is sufficiently detailed to enable a skilled programmer to have reasonable facility in understanding, using, updating and modifying such software, and in incorporating such software in other software.

         1.37 "Race and Sports Book" shall have the meaning set forth in Section 12.8(f) of the Stock Agreement, and shall include the distribution and licensing by CBS of the software package entitled "Race and Sports Book Software".


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         1.38 "Source Code" means software written in a form or language understandable to humans, generally in a higher level computer language and further including embedded comments in the English language, where such source code contains sufficient information to permit a skilled programmer to update and modify such software.

         1.39 "Subsidiary" means in relation to any legal entity, a corporation in which such legal entity directly or indirectly owns more than fifty percent (50%) of the issued and outstanding shares.

         1.40 "Successor Software" means software prepared by a party hereto that replaces software developed by it, but expressly excludes (a) software that incorporates an insubstantial amount of software licensed to it by another party hereto, and (b) software incorporated in a product that does not replace (or is otherwise directly competitive with) a pre-existing product or software.

         1.41 "Telephone Account Terminal Software" means the most recent version of the software installed in the "Telephone Account" terminals manufactured by Autotote or ASI as of the date hereof.

         1.42 "Tiny Tim Software" means the most recent version of the software installed in the "Tiny Tim" terminals manufactured by Autotote or ASI as of the date hereof.

         1.43 "Transferred Software" shall have meaning set forth in the Stock Agreement.

         1.44 "VGM Software" means the most recent version of the software installed in the "Video Game Machines" manufactured by Autotote or ASI as of the date hereof.


                                   ARTICLE II
                 DELIVERY OF LICENSED MATERIALS AND ENHANCEMENTS

         2.01 Deliverables by CBS. CBS shall, on or before ten (10) business days after the Closing, deliver to ASI and transfer title to and ownership of the following copies (the "CBS Deliverables"):

                  (a) two (2) sets of diskettes (or, with the written consent of ASI, an alternate electronic medium) containing two (2) copies of the CBS Licensed Software in Object Code form, together with two (2) copies of the Source Code and Program Documentation for the CBS Licensed Software;

                  (b) two (2) copies on paper media of the Source Code and Program Documentation for the CBS Licensed Software;

                  (c) two (2) copies on paper media of the Know-How for the CBS Licensed Software; and

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                  (d) a list of open bugs or problems, if any, in the CBS
Licensed Software.

         2.02 Deliverables by ASI. ASI shall, on or before ten (10) business days after the Closing, deliver to CBS and transfer title to and ownership of the following copies (the "Autotote Deliverables"):

                  (a) two (2) sets of diskettes (or, with the written consent of CBS, an alternate electronic medium) containing two (2) copies of the Autotote Licensed Software in Object Code form, together with Source Code and Program Documentation for the Autotote Licensed Software;

                  (b) two (2) copies on paper media of the Source Code and Program Documentation for the Autotote Licensed Software;

                  (c) two (2) copies on paper media of the Know-How for the Autotote Licensed Software; and

                  (d) a list of open bugs or problems, if any, in the Autotote Licensed Software.

         2.03 Delivery of Enhancements.

                  (a) By CBS. CBS shall inform ASI in writing of such CBS Enhancements as CBS may develop or have developed from time to time within fourteen (14) days after commercial implementation (expressly excluding beta tests) of such CBS Enhancement. Upon request from ASI, CBS shall promptly deliver such CBS Enhancement to ASI, and the deliverables therefor shall be the same media and documentation as set forth in Paragraph 2.01 for the CBS Licensed Software. Nothing herein shall be construed to impose upon CBS an obligation to develop CBS Enhancements.

                  (b) By Autotote and ASI. Autotote and ASI shall inform CBS in writing of such Autotote Enhancements as Autotote or ASI may develop or have developed from time to time within fourteen (14) days after commercial implementation (expressly excluding beta tests) of such Autotote Enhancement. Upon request from CBS, Autotote or ASI shall promptly deliver such Autotote Enhancement to CBS, and the deliverables therefor shall be the same media and documentation as set forth in Paragraph 2.02 for the Autotote Licensed Software. Nothing herein shall be construed to impose upon Autotote or ASI an obligation to develop Autotote Enhancements.

                  (c) Beta Tests. CBS shall provide Autotote and ASI with the opportunity to participate in beta tests of CBS Enhancements, and Autotote and ASI shall provide CBS with the opportunity to participate in beta tests of Autotote Enhancements.

         2.04 No Transfer of Ownership of Software.

                  (a) The parties acknowledge and agree that Paragraphs 2.01 through 2.03 provide only for the transfer of ownership of the copies of the media and documentation delivered

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thereunder, and that there shall be no transfer of ownership of the CBS Licensed
Materials, the Autotote Licensed Materials, the CBS Enhancements or the Autotote Enhancements.

                  (b) The use by Autotote and ASI of the CBS Licensed Materials and the use by CBS of the Autotote Licensed Materials shall be governed by the limitations of Paragraphs 3.01 and 3.02 respectively, and by Paragraph 3.04.

         2.05 Technical Support.

                  (a) By CBS. CBS shall provide to ASI a reasonable level of support by telephone and facsimile during its regular business hours by personnel familiar with the CBS Licensed Materials to answer questions, furnish information and render assistance to ASI in the use of the CBS Licensed Materials and to assist ASI to resolve problems in the CBS Licensed Materials.

                  (b) By ASI. ASI shall provide to CBS a reasonable level of support by telephone and facsimile during its regular business hours by personnel familiar with the Autotote Licensed Materials to answer questions, furnish information and render assistance to CBS in the use of the Autotote Licensed Materials and to assist CBS to resolve problems in the Autotote Licensed Materials.

                                   ARTICLE III
                                 LICENSE GRANTS

         3.01 License to Autotote and ASI.

                  (a) CBS hereby grants to Autotote and ASI a perpetual, irrevocable, nonexclusive, nontransferable, paid-up, royalty-free right and license, solely for the purpose of operating the Mexican Business, to:

                            (i) use internally, reproduce, privately display,
privately perform and distribute internally the CBS Licensed Software and CBS Enhancements, and the Know-How, Program Documentation, Source Code and Object Code therefor, and distribute copies thereof to third-party consultants retained by Autotote or ASI under terms of confidentiality at least as restrictive as this Agreement;

                            (ii) prepare and have prepared Autotote Permitted
Derivative Works and Program Documentation therefor;

                            (iii) use and permit Customer to use the CBS
Licensed Software and the CBS Enhancements, but only in the form of Autotote Permitted Derivative Works, in equipment located at the facilities used now or in the future in the operation of the Mexican Business; and

                            (iv) develop, manufacture and use (but not publicly
distribute) products and software that use, practice and incorporate the CBS Intellectual Property and the Know-How for the CBS Licensed Software and CBS Enhancements.

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                  (b) CBS does not grant to Autotote or ASI in this Agreement any right to use or permit the use of the CBS Licensed Materials or the CBS Intellectual Property in any country other than Mexico. The parties acknowledge and agree that, pursuant to the terms of the International Agreement, ASI may, in the future, request that CBS consent to grant to ASI a license to the CBS Licensed Materials for use in a country or countries other than Mexico, which consent shall not be unreasonably withheld. In the event CBS grants such consent, the parties shall enter into a separate written license agreement, upon commercially reasonable terms and conditions, for the grant of a license to ASI to use the CBS Licensed Materials in such other country or countries.

         3.02 License to CBS.

                            (a) Autotote and ASI hereby grant to CBS and its
Affiliates, solely for the purpose of operating the Race and Sports Book business and the MegaSports Business, a perpetual, irrevocable, paid-up, transferable, royalty-free right and license as follows:

                                    (i) a sole and exclusive license in the
State of Nevada, and a nonexclusive license throughout the remainder of the United States, to use internally, reproduce, privately display, privately perform and distribute internally the Autotote Licensed Software and Autotote Enhancements, and the Know-How, Program Documentation, Source Code and Object Code therefor, and distribute copies thereof to third-party consultants retained by CBS under terms of confidentiality at least as restrictive as this Agreement;

                                    (ii) a sole and exclusive license in the
State of Nevada, and a nonexclusive license throughout the remainder of the United States, to prepare and have prepared CBS Permitted Derivative Works and Program Documentation therefor;

                                    (iii) a sole and exclusive license in the
State of Nevada to use, reproduce, publicly display, publicly perform, and publicly distribute by license, lease or lending solely in Object Code form the Autotote Licensed Software and the Autotote Enhancements, but only in the form of CBS Permitted Derivative Works developed or distributed by or for CBS; and

                                    (iv) a sole and exclusive license in the
State of Nevada to develop, manufacture and distribute (privately and publicly) products and software that use, practice and incorporate the Autotote Intellectual Property and the Know-How for the Autotote Licensed Software.

                            (b) Autotote and ASI hereby grant to CBS and its
Affiliates, solely for the purpose of operating the Parimutuel Race Wagering business, a perpetual, irrevocable, paid-up, transferable, royalty-free right and license as follows:

                                    (i) a sole and exclusive license in the
State of Nevada, and a nonexclusive license throughout the remainder of the United States, to use internally, reproduce, privately display, privately perform and distribute internally the Autotote Licensed Software and the Autotote Enhancements, and the Know-How, Program Documentation, Source Code and

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Object Code therefor, and distribute copies thereof to third-party consultants retained by CBS under terms of confidentiality at least as restrictive as this Agreement;

                                    (ii) a sole and exclusive license in the
State of Nevada, and a nonexclusive license throughout the remainder of the United States, to prepare and have prepared Derivative Works of the Autotote Licensed Materials and Program Documentation therefor;

                                    (iii) a sole and exclusive license in the
State of Nevada to use, reproduce, publicly display, publicly perform, and publicly distribute by license, lease or lending solely in Object Code form the Autotote Licensed Software and the Autotote Enhancements, and Derivative Works thereof developed or distributed by or for CBS; and

                                    (iv) a sole and exclusive license in the
State of Nevada to develop, manufacture and distribute (privately and publicly) products and software that use, practice and incorporate the Autotote Intellectual Property and the Know-How for the Autotote Licensed Software.

                            (c) CBS shall have the right to sublicense the
rights set forth in subparagraphs (a)(iii) and (iv) and (b)(iii) and (iv) to distributors, resellers and end users of equipment and software developed or distributed by CBS.

                            (d) Autotote and ASI also grant to CBS a perpetual,
irrevocable, transferable non-exclusive right and license to exercise the rights set forth in Paragraph 3.02(a) throughout the world, but the exercise of such rights by CBS is expressly subject to the terms of the International Agreement, including the royalty terms therein.

         3.03 Derivative Works.

                  (a) Subject to the rights granted herein, CBS shall own the entire right, title and interest throughout the world in and to all Derivative Works of the Autotote Licensed Materials prepared by it (or third parties retained by it), except that Autotote and ASI shall retain ownership of any portions of the Autotote Licensed Materials contained within such Derivative Works.

                  (b) Subject to the rights granted herein, Autotote or ASI shall own the entire right, title and interest throughout the world in and to all Derivative Works of the CBS Licensed Materials prepared by it (or third parties retained by it), except that CBS shall retain ownership of any portions of the CBS Licensed Materials contained within such Derivative Works.

         3.04 Distribution of Source Code.

                  (a) CBS shall not distribute to third parties, except bona-fide consultants (pursuant to a written non-disclosure agreement containing provisions at least as restrictive as this Agreement), copies of the Source Code for the Autotote Licensed Software or the Autotote Enhancements delivered by ASI or Autotote to CBS hereunder, or copies of such Source Code

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as modified, changed, revised, or altered by CBS, without the prior express written consent of ASI or Autotote.

                  (b) Neither Autotote nor ASI shall distribute to third parties, except bona-fide consultants (pursuant to a written non-disclosure agreement containing provisions at least as restrictive as this Agreement), copies of the Source Code for the CBS Licensed Software or the CBS Enhancements delivered by CBS to ASI or Autotote hereunder, or copies of such Source Code as modified, changed, revised, or altered by ASI or Autotote, without the prior express written consent of CBS.

         3.05 Ancillary Rights. The rights and licenses granted to the parties hereunder shall include the right and license to copy and display all pictorial, graphic or audiovisual works created as a result of the execution of the CBS Licensed Software or the Autotote Licensed Software.

         3.06 Retained Rights.

                  (a) Autotote and ASI acknowledge and agree that:

                            (i) the CBS Licensed Materials are proprietary to
CBS, and CBS claims protection for them under United States copyright laws, other applicable copyright laws, and international treaty provisions;

                            (ii) the entire right, title and interest in and to
the CBS Licensed Materials, the CBS Deliverables and all associated intellectual property rights, including those portions of the CBS Licensed Software and CBS Enhancements incorporated in Autotote Permitted Derivative Works by or for Autotote or ASI, shall remain with CBS;

                            (iii) the CBS Licensed Materials are licensed, not
sold, and title to each copy of the CBS Licensed Materials created by Autotote or ASI shall remain with CBS, and shall not pass to Autotote, ASI, their customers or end users; and

                            (iv) CBS retains all rights not expressly granted.

                  (b) CBS acknowledges and agrees that:

                            (i) the Autotote Licensed Materials are proprietary
to Autotote and ASI, and they claims protection for them under United States copyright laws, other applicable copyright laws, and international treaty provisions;

                            (ii) the entire right, title and interest in and to
the Autotote Licensed Materials, the Autotote Deliverables and all associated intellectual property rights, including those portions of the Autotote Licensed Software and Autotote Enhancements incorporated in CBS Permitted Derivative Works by or for CBS, shall remain with Autotote and ASI;


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                            (iii) the Autotote Licensed Materials are licensed,
not sold, and title to each copy of the Autotote Licensed Materials created by CBS shall remain with Autotote and ASI, and shall not pass to CBS or to its customers or end users; and

                            (iv) Autotote and ASI retain all rights not
expressly granted.

         3.07 Copyright Notices. Upon request from Autotote or ASI, CBS shall affix to all copies of the Autotote Licensed Software or Autotote Enhancements all copyright notices and proprietary legends of Autotote or ASI as they appear in or on the original media and documentation containing the Autotote Deliverables supplied by Autotote or ASI. Upon request from CBS, Autotote and ASI shall affix to all copies of the CBS Licensed Software or CBS Enhancements all copyright notices and proprietary legends of CBS as they appear in or on the original media and documentation containing the CBS Deliverables supplied by CBS.

         3.08 End User Licenses. Each party hereby covenants to the other parties that it shall license the use of all software containing software licensed to it by another party hereto pursuant to a written license agreement containing such disclaimers of warranties and limitations of liability as are customary in the distribution of software, and shall make no representations or warranties on behalf of another party.

         3.09 No Amendment. Nothing in this Agreement shall be construed to amend or modify in any way the provisions of the Stock Agreement or the International Agreement, which provisions shall remain in full force and effect. The parties shall not use the software and technology licensed to them in this Agreement in violation of such provisions, including the noncompetition obligations therein. In addition, nothing in this Agreement shall be construed to amend the royalty provisions of the Distribution Agreement of even date herewith between Autotote and CBS.

                                   ARTICLE IV
                                 CONFIDENTIALITY

         4.01 Confidentiality.

                  (a) Each party may disclose to another party hereto Confidential Information as may be necessary to further the performance of this Agreement. CBS agrees to treat the Confidential Information of Autotote and ASI, and Autotote and ASI agree to treat the Confidential Information of CBS, in the manner prescribed herein.

                  (b) Each party shall protect the Confidential Information of another party hereto as follows:

                            (i) Except as specifically provided herein or
otherwise permitted by the other parties in writing, each party may disclose Confidential Information of another party hereto only to those employees and agents required to have knowledge of same to perform their duties pursuant to this Agreement. Each party shall require each such employee or agent with access

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



to Confidential Information to agree to hold such Confidential Information in confidence in a manner no less restrictive than the terms hereof prior to disclosing such Confidential Information to such employee or agent. Each party shall treat the Confidential Information of another party hereto with the same degree of care as it protects its own Confidential Information, and in no event less than a reasonable degree of care.

                            (ii) Except as may specifically be permitted herein,
upon the termination of this Agreement, each party shall return to the originating party or, if so requested, destroy, all Confidential Information of the originating party in its possession or control, except such Confidential Information as may be reasonably necessary to exercise the rights that survive the termination of this Agreement.

                  (c) The foregoing obligations of confidentiality shall not apply with respect to any party's Confidential Information to the extent that it is within or later falls within the public domain through no fault of the party receiving the Confidential Information.

                  (d) In the event any party receives a request to disclose any Confidential Information under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or a governmental body, such party shall (i) immediately notify the party that furnished such Confidential Information of the existence, terms and circumstances surrounding such request,
(ii) consult with such party on the advisability of taking legally available steps to resist or narrow such request, and (iii) exercise reasonable best efforts, at the expense of the party producing such Confidential Information, to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information as may be disclosed.

                                    ARTICLE V
                           WARRANTIES; INDEMNIFICATION

         5.01 Warranty Regarding Licensed Materials. EXCEPT AS SET FORTH IN PARAGRAPHS 5.02 AND 5.03, THE CBS LICENSED MATERIALS AND THE AUTOTOTE LICENSED MATERIALS ARE LICENSED BY THE PARTIES ON AN "AS IS" BASIS. THERE ARE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE.

         5.02 Warranty and Covenant of Original Development.

                  (a) By Autotote and ASI. Autotote and ASI represent, warrant and covenant, to their Knowledge, that: (i) they collectively own and shall own the Autotote Licensed Materials, including all intellectual property rights therein under copyright, patent, trademark, trade secret, and other applicable law; (ii) the Autotote Licensed Materials (except to the extent such infringement or violation is due to modifications or enhancements made by CBS subsequent to the delivery thereof or due to combination, operation or use of the Autotote Licensed Materials with other software) do not and shall not infringe or otherwise violate any patent, copyright or trade secret of any third party anywhere in the world; and (iii) except as disclosed in the Stock Agreement, it has not received as of the date of Closing, actual notice of any claim that the Autotote Licensed Materials or the use thereof infringes any intellectual property right of any third party anywhere in the world or that any third party has any proprietary interest in or to the Autotote Licensed Materials or the Autotote Intellectual Property.

                  (b) By CBS. CBS covenants, to its Knowledge, that: (i) it shall own the CBS Enhancements, if any, delivered to Autotote and ASI hereunder, including all intellectual property rights therein under copyright, patent, trademark, trade secret, and other applicable law; and (ii) the CBS Enhancements (except to the extent such infringement or violation is due to modifications or enhancements made by Autotote or ASI subsequent to the delivery thereof or due to combination, operation or use of the CBS Enhancements with other software) shall not infringe or otherwise violate any patent, copyright or trade secret of any third party anywhere in the world.

         5.03  Power to Grant Rights.

                  (a) Autotote and ASI represent and warrant that: (i) they collectively have the right, power and authority to grant the rights and licenses granted in this Agreement and fully perform their obligations hereunder, (ii) except as set forth in Schedule 5.03, they have not pledged, assigned or granted a lien or security interest in or otherwise encumbered the Autotote Licensed Materials in favor of any third party; and (iii) the making and performance of this Agreement does not and shall not violate any separate agreement with, right of, or obligation to any third party.

                  (b) CBS represents and warrants that, from Closing to the date hereof, (i) it has taken no action that affects adversely its right, power and authority to grant the rights and licenses granted in this Agreement and fully perform its obligations hereunder, (ii) it has not pledged, assigned or granted a lien or security interest in or otherwise encumbered the CBS Licensed Materials in favor of any third party; and (iii) it has taken no action that would render the making and performance of this Agreement in violation of any separate agreement with, right of, or obligation to any third party.

         5.04 No Grant of Lien or Security Interest. The parties respectively shall not, pledge, hypothecate, assign or grant a lien or security interest in, otherwise encumber in favor of a third party or take any other action after the date hereof with respect to the CBS Licensed Materials or the Autotote Licensed Materials, as the case may be, that interferes with, is inconsistent with, or gives a third party the ability to affect, the rights and licenses granted to the other parties herein.

         5.05 Execution of Documents. Upon request, each party shall perform acts and execute documents at the expense of the requesting party that are reasonably necessary to transfer or perfect the rights and licenses granted herein.

         5.06  Indemnification.

                  (a) By Autotote and ASI. Autotote and ASI shall, for ten (10) years from the date of Closing, jointly and severally indemnify and hold CBS harmless from and against all claims, suits, demands, actions, judgments, penalties, damages, costs and expenses (including reasonable attorney's fees and costs), losses or liabilities of any kind arising from (i) a claim that the Autotote Licensed Materials infringe a patent, copyright or other intellectual property right of any other person anywhere in the world (except to the extent such infringement or violation is due to modifications or enhancements by CBS subsequent to the delivery thereof or due to combination, operation or use of the Autotote Licensed Materials with other software) or (ii) a breach by Autotote or ASI of the representations or warranties set forth in Paragraphs 5.02(a) or 5.03(a) of this Agreement; provided that CBS shall (i) promptly notify Autotote in writing of and keep Autotote advised with respect to any such claim of infringement; (ii) provide to Autotote all available information, assistance and authority to defend; and (iii) shall be given sole control of the defense (including the right to select counsel) and the sole right to compromise and settle such suit or proceeding, except that CBS shall have the right to approve any settlement offer made by or to Autotote or ASI that would impose substantial hardship on CBS hereunder.

                  (b) By CBS. CBS shall, for ten (10) years from the date of Closing, jointly and severally indemnify and hold Autotote and ASI harmless from and against all claims, suits, demands, actions, judgments, penalties, damages, costs and expenses (including reasonable attorney's fees and costs), losses or liabilities of any kind arising from (i) a claim that the CBS Enhancements (but not the CBS Licensed Software or any other part of the CBS Licensed Materials) infringe a patent, copyright or other intellectual property right of any other person anywhere in the world (except to the extent such infringement or violation is due to modifications or enhancements by Autotote or ASI subsequent to the delivery thereof or due to combination, operation or use of the CBS Enhancements with other software) or (ii) a breach by CBS of the representations or warranties set forth in Paragraphs 5.02(b) or 5.03(b) of this Agreement; provided that Autotote and ASI shall (i) promptly notify CBS in writing of and keep CBS advised with respect to any such claim of infringement; (ii) provide to CBS all available information, assistance and authority to defend; and (iii) shall be given sole control of the defense (including the right to select counsel) and the sole right to compromise and settle such suit or proceeding, except that Autotote shall have the right to approve any settlement offer made by or to CBS that would impose substantial hardship on Autotote and ASI hereunder.

                  (c) Exclusive Provision. THIS PARAGRAPH 5.06 STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES FOR INDEMNIFICATION OF THE OTHER PARTIES FOR CLAIMS OF INFRINGEMENT, WHETHER DIRECT OR CONTRIBUTORY.

                  (d) Disputes. Any dispute between or among the parties arising under this Paragraph 5.06 shall be governed by Paragraphs 8.12 and 8.13 hereof.

         5.07 Notice of Adverse Claims. Each party shall inform the other parties immediately of any actions brought or claims asserted against whose outcome may affect the rights granted pur suant to this Agreement.

         5.08 LVDC. Autotote and ASI extend the warranties and indemnification made to CBS in this Agreement notwithstanding the potential for a claim by the Las Vegas Dissemination Corporation ("LVDC") of an ownership interest to, inter alia, certain portions of the Autotote Licensed Materials. CBS shall receive the benefit of such warranties and indemnification, notwithstanding its knowledge of such potential claim, subject to the limitations of liability set forth in Paragraph 7.01.

                                   ARTICLE VI
                                TERM; TERMINATION

         6.01 Term. This Agreement shall continue indefinitely, unless sooner terminated as provided herein.

         6.02 Termination for Material Breach. In the event of a material breach hereof by Autotote or ASI, CBS may, at its option, terminate this Agreement or terminate the rights and licenses granted to Autotote and ASI. In the event of a material breach hereof by CBS, Autotote or ASI, at its option, may terminate this Agreement or terminate the rights and licenses granted to CBS. Any such termination may be effected only through a written notice to the other parties, specifically identifying the breach or breaches on which termination is based. Following receipt of such notice, the party in breach shall have ninety (90) days to cure such breach or breaches, said cure period to proceed simultaneously with the dispute resolution procedure, if any, conducted pursuant to Paragraph
8.12 hereof, and this Agreement or the rights and licenses sought to be terminated, as the case may be, shall terminate in the event that such cure is not made by the end of such period. In the event that the parties dispute either the existence of a material breach or the adequacy of attempted cure, and a party submits such dispute to arbitration under Paragraph 8.13 hereof, the termination shall not be deemed effective until the arbitrator renders a final decision finding an uncured material breach, provided, however, that the termination shall be deemed effective if arbitration pursuant to Paragraph 8.13 hereof is not initiated within fifteen (15) days after the progressive dispute negotiation procedures under Paragraph 8.12 hereof are complete.

         6.03 Survival. Paragraphs 3.04, 3.07, 5.06, 6.03, and 6.04, and
Articles IV, VII and VIII, and such other provisions as are necessary to effectuate the rights set forth in Paragraph 6.04 shall survive the termination of this Agreement.

         6.04 Rights Not Affected by Termination. The termination of this Agreement for any reason shall not affect any licenses granted by either party to any customers or end users prior to the effective date of such termination. Following termination of this Agreement for any reason, each party may retain ownership of and use two (2) copies of the Autotote Licensed Materials or the CBS Licensed Materials, as the case may be, for the sole purpose of providing technical support services to such end users and customers.

                                   ARTICLE VII
                             LIMITATION OF LIABILITY

         7.01 Exclusion of Damages; Limitation of Liability. IN NO EVENT SHALL A PARTY BE LIABLE TO ANOTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, REGARDLESS OF THE NATURE OF THE CLAIM, INCLUDING WITHOUT LIMITATION LOST PROFITS, COSTS OF DELAY, ANY FAILURE OF DELIVERY, COSTS OF LOST OR DAMAGED DATA OR DOCUMENTATION OR LIABILITIES TO THIRD PARTIES ARISING FROM ANY SOURCE, EVEN IF THE PARTY FROM WHICH SUCH DAMAGES ARE SOUGHT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE OBLIGATIONS OF INDEMNITY SET FORTH IN PARAGRAPH 5.06(a) HEREOF AND A BREACH OF THE WARRANTIES SET FORTH IN PARAGRAPHS 5.02(a) AND 5.03, IN NO EVENT SHALL A PARTY BE LIABLE TO ANOTHER PARTY (INCLUDING BY WAY OF INDEMNIFICATION FOR CLAIMS AGAINST SUCH OTHER PARTY BY ITS DISTRIBUTORS, CUSTOMERS OR END USERS) FOR DAMAGES IN EXCESS OF TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), REGARDLESS OF THE NATURE OF THE CLAIM. THE MAXIMUM LIABILITY OF AUTOTOTE AND ASI COLLECTIVELY FOR A KNOWING BREACH OF A WARRANTY SET FORTH IN PARAGRAPHS 5.02 OR
5.03 OR FOR INDEMNIFICATION THEREFOR UNDER PARAGRAPH 5.06(a) HEREOF SHALL BE THREE MILLION DOLLARS (U.S.) ($3,000,000). THE MAXIMUM LIABILITY OF AUTOTOTE AND ASI COLLECTIVELY FOR AN UNKNOWING BREACH OF A WARRANTY SET FORTH IN PARAGRAPHS
5.02 OR 5.03 OR FOR INDEMNIFICATION THEREFOR UNDER PARAGRAPH 5.06(a) SHALL BE ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000). NOTWITHSTANDING THE FOREGOING, THE MAXIMUM LIABILITY OF AUTOTOTE AND ASI COLLECTIVELY ARISING FROM A CLAIM BY LVDC (INCLUDING A CLAIM OF OWNERSHIP OF OR INFRINGEMENT OF ALL OR PART OF THE AUTOTOTE LICENSED MATERIALS) SHALL BE ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000).

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.01 Entire Agreement. This Agreement sets forth the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and, except as specifically provided herein, supersedes and merges all prior oral and written agreements, discussions and understandings among the parties with respect to the subject matter hereof, and neither of the parties shall be bound by any conditions, inducements or representations other than as expressly provided for herein.

         8.02 Independent Contractors. In making and performing this Agreement, the parties act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between or among them. At no time shall a party make commitments or incur any charges or expenses for or in the name of another party.

         8.03 Notices. Any notice required or permitted to be given hereunder shall be sufficient if given in writing to the person listed below by registered mail or overnight delivery service, and the date upon which any such notice is received at the designated address shall be deemed to be the date of such notice. Any notice shall be delivered as follows:

         If to CBS:                 AUTOTOTE CBS, INC.
                                    675 Grier Drive
                                    Las Vegas, Nevada  89119
                                    Attention: President

         With a copy to:            SCHNADER HARRISON SEGAL & LEWIS
                                    Suite 3600
                                    1600 Market Street
                                    Philadelphia, Pennsylvania 19103
                                    Attention: Edward L. Baxter, Esq.

                  and

                                    GORDON & SILVER
                                    3800 Howard Hughes Parkway
                                    14th Floor
                                    Las Vegas, Nevada  89105
                                    Attention: Lisa Miller-Roche, Esq.

         If to Autotote:            AUTOTOTE CORPORATION
                                    750 Lexington Avenue
                                    New York, New York 10022
                                    Attention: Chairman and Chief Executive

         With a copy to:            OFFICE OF THE GENERAL COUNSEL
                                    Autotote Corporation
                                    750 Lexington Avenue
                                    New York, New York  10022

         If to ASI:                 AUTOTOTE SYSTEMS, INC.
                                    100 Bellevue Road
                                    Newark, Delaware 19714
                                    Attention:  President

or addressed to such other address as that party may have given by written notice in accordance with this provision.

         8.04 Amendments; Modifications. This Agreement may not be amended or modified except in a writing duly executed by the parties hereto.

         8.05 Assignment. CBS shall have the right to assign this Agreement without the consent of the other parties. Autotote and ASI shall have the right to assign this Agreement to a successor or to a purchaser of substantially all of its assets. Neither Autotote nor ASI shall have the right to assign this Agreement to any other person without the prior written consent of CBS, which shall not be unreasonably withheld.

         8.06 Severability. The provisions of this Agreement shall be severable, and if any of them are held invalid or unenforceable for any reason, such provision shall be adjusted to the minimum extent necessary to cure such invalidity. The invalidity or unenforceability of one or more of the provisions contained in this Agreement shall not affect any other provisions of this Agreement.

         8.07 Waivers. Any delay or forbearance by a party in exercising any right hereunder shall not be deemed a waiver of that right.

         8.08 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without regard to conflicts of law provisions.

         8.09 Disclaimer of UN Convention on Sale of Goods. PURSUANT TO ARTICLE 6 OF THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS ("UN CONVENTION"), THE UN CONVENTION SHALL NOT APPLY TO THIS AGREEMENT.

         8.10  Export Controls.

                  (a) Each party shall cooperate with the other parties as reasonably necessary to permit compliance with the laws and administrative regulations of the United States relating to the control of exports of commodities and technical data ("Export Laws").

                  (b) CBS hereby assures Autotote and ASI, and ASI and Autotote hereby assure CBS, that they will not export or re-export any software or Know-How licensed to it or them hereunder to any country for which a validated license is required for such export or re-export under the Export Laws without first obtaining such a validated license.

         8.11 Archival Copies. CBS shall have the right to store two (2) archival copies of the Autotote Licensed Materials, including Program Documentation and Source Code therefor, at a secure off-site storage facility, even if such materials contain Confidential Information of Autotote or ASI. ASI or Autotote shall have the right to store two (2) archival copies of the CBS Licensed Materials, including Program Documentation and Source Code therefor, at a secure off-site storage facility, even if such materials contain Confidential Information of CBS.

         8.12  Progressive Dispute Negotiation Procedure.

                  (a) This paragraph will govern any dispute between or among the parties arising from or related to the subject matter of this Agreement that is not resolved by agreement between their respective personnel responsible for day-to-day administration and performance of this Agreement.

                  (b) Prior to the filing of any suit with respect to such a dispute (other than a suit seeking injunctive relief with respect to intellectual property rights), the party believing itself aggrieved (the "Invoking Party") will call for progressive management involvement in the dispute negotiation by notice to the other party. Such a notice will be without prejudice to the Invoking Party's right to any other remedy permitted by this Agreement.

                  (c) The parties shall use their best efforts to arrange personal meetings and/or telephone conferences as needed, at mutually convenient times and places, between their negotiators at the following successive management levels, each of which will have a period of allotted time as specified below in which to attempt to resolve the dispute:

                     AUTOTOTE/ASI           CBS               ALLOTTED TIME
                     ------------           ---               -------------

First Level          Manager                Manager           5 bus. days

Second Level         VP                     VP                5 bus. days

Third Level          CEO                    CEO               14 days

                  (d) The allotted time for the first-level negotiators will begin on the date of the Invoking Party's notice.

                  (e) If a resolution is not achieved by the negotiators at any given management level at the end of their allotted time, then the allotted time for the negotiators at the next management level, if any, will begin immediately.

                  (f) If a resolution is not achieved by negotiators at the final management level within their allotted time, then either party may within ten (10) days thereafter request mediation to resolve the dispute.

                  (g) The Mediation Rules of the American Arbitration Association shall be used unless the parties agree otherwise.

                  (h) The mediation shall take place in the city located nearest to the principal office of the party that did not initiate the mediation.

                  (i) The allotted period for completion of the mediation shall be thirty (30) days.

                  (j) If a resolution is not achieved by mediation within the allotted time or if mediation is not requested within the permitted ten-day period, then a party may file an arbitration demand or other permitted action to resolve the dispute.

         8.13 Arbitration. In the event a dispute between or among the parties arising under this Agreement is not resolved using the procedures of Paragraph 8.12, the parties shall submit to binding arbitration before a panel of three
(3) arbitrators knowledgeable of the computer software industry in Las Vegas, Nevada, under the Commercial Arbitration Rules of the American Arbitration Association, except that temporary restraining orders or preliminary injunctions, or their equivalent, may be obtained from any court of competent jurisdiction. The decision of the arbitrators shall be final and binding with respect to the dispute subject to the arbitration and shall be enforceable in any court of competent jurisdiction. The arbitrators shall not have the power to award any damages of the type excluded by Paragraph 7.01, regardless of the nature of the claim. Each party shall bear its own expenses, attorneys' fees and costs incurred in such arbitration.

         8.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one Agreement.

         8.15 Construction. This Agreement is the product of joint draftsmanship and shall not be construed against one party more strictly than against the others.

         8.16 Confidentiality of Agreement. The terms of this Agreement shall remain confidential. In no event shall any party disclose the terms of this Agreement without the prior written consent of the other parties.

         8.17 Effect. This Agreement shall be binding upon and inure to the benefit of each party hereto, and its successors and assigns. There are no third-party beneficiaries, and this Agreement shall not confer upon any person other than the parties hereto any rights or remedies.

         8.18 Bankruptcy Code. The parties acknowledge that this Agreement is governed by Section 365(n) of Title 11, United States Code (the "Bankruptcy Code"), and that if any party as a debtor in possession or a trustee in Bankruptcy in a case under the Bankruptcy Code rejects this Agreement, the other parties may elect to retain their rights hereunder as provided in Section 365(n) of the Bankruptcy Code.

         8.19 Headings. The headings in this Agreement are inserted merely for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Technology Cross- License Agreement to be executed as of the date first written above.

ATTEST:                                AUTOTOTE CBS,  INC.

/s/ Illegible                          By: /s/ Victor Salerno
---------------------------               -----------------------------------

                                        PRINTED NAME:
                                                     ------------------------

                                        TITLE:
                                              -------------------------------



ATTEST:                                AUTOTOTE CORPORATION


/s/ Lawrence J.                        By: /s/ William Luke
---------------------------               -----------------------------------

                                        PRINTED NAME: William Luke
                                                     ------------------------

                                        TITLE: VP Finance & CFO
                                              -------------------------------



ATTEST:                                AUTOTOTE SYSTEMS, INC.


/s/ Lawrence J.                        By: /s/ William Luke
---------------------------               -----------------------------------

                                        PRINTED NAME: William Luke
                                                     ------------------------

                                        TITLE: Vice President
                                              -------------------------------

                AMENDMENT TO TECHNOLOGY CROSS-LICENSE AGREEMENT

         THIS AMENDMENT TO TECHNOLOGY CROSS-LICENSE AGREEMENT (this "Amendment") is entered into this 25th day of October, 1996, by and among AUTOTOTE CBS, INC., a Nevada corporation with its principal office and place of business at 675 Grier Drive, Las Vegas, Nevada 89119, AUTOTOTE CORPORATION, a Delaware corporation with its principal office and place of business at 750 Lexington Avenue, New York, New York 10022, and AUTOTOTE SYSTEMS, INC., a Delaware corporation with its principal office and place of business at 100 Bellevue Road, Newark, Delaware 19714.

                                  WITNESSETH:

         WHEREAS, the parties desire to amend the Technology Cross-License Agreement (the "Agreement") to provide for the grant to CBS of an exclusive license in the State of Nevada to exercise all rights under the Copyright Act of the VGM Software for the videogame business.

         NOW, THEREFORE, in consideration of the mutual covenants set forth below, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Amended Definition. As used in the Agreement and in this Amendment, "VGM Software" means the most recent version of the software installed in the "Video Game Machines" manufactured by Autotote or ASI as of the date hereof, and the most recent version of such other administrative software that operates on a mainframe computer for the purpose of supporting the Video Game Machines.

         2. Grant of License. Autotote and AST hereby grant to CBS and its Affiliates, solely for the purpose of engaging in the videogame business, a sole and exclusive right and license in the State of Nevada to exercise all of the rights under the Copyright Act for the VGM Software. Such license shall be irrevocable, paid-up, transferable, and royalty-free.

         3. Term. The license granted in Paragraph 2 shall commence upon the date hereof and continue until the termination of the Authorized Exclusive Distributorship Agreement or 5 years, whichever is greater.

         4. Transfer of Licenses. Notwithstanding the right granted to CBS in Paragraph 3 of the Agreement and Paragraph 3 of this Amendment to transfer the licenses granted therein, CBS shall not transfer any such licenses to a direct competitor of Autotote, except that CBS shall have the right to transfer such licenses to a successor or to a purchaser of substantially all of its assets; provided, however, that CBS shall obtain the written consent of Autotote, which shall not be unreasonably withheld, to any such transfer if such successor or purchaser is Las Vegas Dissemination Corporation.

         5. Effect. The license granted in this Amendment shall be in addition to the rights and licenses granted in the Agreement, and shall not be construed to reduce or derogate in any way the rights and licenses granted in the Agreement. Other than as expressly set forth herein, the terms of the Agreement shall remain the same.

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Technology Cross-License Agreement to be executed as of the date first written above.

ATTEST:                                AUTOTOTE CBS,  INC.

/s/ Illegible                          By: /s/ Victor Salerno
---------------------------               -----------------------------------

                                        PRINTED NAME: Victor Salerno
                                                     ------------------------

                                        TITLE: President
                                              -------------------------------



ATTEST:                                AUTOTOTE CORPORATION


/s/ Lawrence J.                        By: /s/ William Luke
---------------------------               -----------------------------------

                                        PRINTED NAME: William Luke
                                                     ------------------------

                                        TITLE: VP Finance & CFO
                                              -------------------------------



ATTEST:                                AUTOTOTE SYSTEMS, INC.


/s/ Lawrence J.                        By: /s/ William Luke
---------------------------               -----------------------------------

                                        PRINTED NAME: William Luke
                                                     ------------------------

                                        TITLE: Vice President
                                              -------------------------------